Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 28, 2007, accompanying the consolidated financial statements and schedule (which reports expressed an unqualified opinion and contain an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123 (Revised)) included in the Annual Report of Goldleaf Financial Solutions, Inc. (formerly Private Business, Inc.) on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Goldleaf Financial Solutions, Inc. on Forms S-8 (File No. 333-144898; File No. 333-133604; File No. 333-116402; File No. 333-72724; File No. 333-40520; File No. 333-79335; and File No. 333-79345).
/s/ Grant Thornton LLP
Raleigh, North Carolina
March 17, 2008